Exhibit 3.32

Thermadyne Industries Limited

Memorandum and Articles of Association
Company No. 1144214
Incorporated on November 8, 1973

Companies Act 1948 to 1967
Company Limited by Shares

THE COMPANIES ACTS 1948 TO 1967
COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

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THERMADYNE INDUSTRIES LIMITED

1.                                       The name of the Company is “THERMADYNE INDUSTRIES LIMITED”.

2.                                       The registered office of the Company will be situate in England.

3.                                       The objects for which the Company is established are:

(A)                              To carry on all or any of the following businesses namely:

(i)                                     manufacturers, importers, installers, maintainers, repairers of and dealers in oxy-acetylene torches, welding equipment, acetylene cylinders, gas cylinders, industrial gas regulators and controls, medical gas regulators and controls, hydraulic pumps and mechanical appliances and apparatus of every description, and of and in ancillary requisites, supplies and mechanical apparatus, protective devices, appliances, components, equipment, and stores of all kinds.

(ii)                                  mechanical and general engineers, manufacturers, and merchants of, agents for, and dealers in engineering specialties of every description.

(iii)                               the carrying out of researches, investigations, and experimental work of every description in relation to welding and hydraulic technology its application and use.

(B)                                To carry on any other business which in the opinion of the Directors of Company may seem capable of being conveniently carried on in connection with or as

On January 27, 1989, the Company changed its name from Palco Limited.

ancillary to any of the above businesses or to be calculated directly or indirectly to enhance the value of or render profitable any property of the Company or to further any of its objects.

(C)                                To manufacture, buy, sell, and generally deal in any plant, machinery, tools, goods or things of any description, which in the opinion of the Company may be conveniently dealt with by the Company in connection with any of its objects.

(D)                               To build, construct, maintain, alter, enlarge, pull down, remove or replace any buildings, works, plant and machinery as the Company may consider necessary or convenient for the business of the Company or to join with any person, firm or company in doing any of the things aforesaid.

(E)                                 To purchase, take on lease, exchange, hire or otherwise acquire and hold for any estate or interest any real or personal property and any rights or privileges which the Company may consider necessary or convenient for the purposes of its business.

(F)                                 To apply for, purchase or otherwise acquire any designs, trade marks, patents, licences, concessions and the like, conferring an exclusive or non-exclusive or limited right of user or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company and to use, exercise, develop, grant licences in respect of, or otherwise turn to account any rights and information so acquired.

(G)                                To purchase, subscribe for or otherwise acquire and hold and deal with any shares, stock or securities of any other company.

(H)                               To purchase or otherwise acquire all or any part of the business, property and liabilities of (i) any company carrying on any business within the objects of the Company or (ii) any person or firm carrying on any business within the said objects and to conduct and carry on, or liquidate and wind up, any such business.

(I)                                    To pay for any property or rights acquired by the Company, either in cash or shares, with or without preferred or deferred rights in respect of dividend or repayment of capital or otherwise, or by any securities which the Company has power to issue or partly in one mode and partly in another, and generally on such terms as the Company may determine.

(J)                                   To accept payment for any property or rights sold or otherwise disposed of or dealt with or for any services rendered by the Company, either in cash, by installments or otherwise, or in shares of any company with or without deferred or preferred rights in respect of dividend or repayment of capital or otherwise, or by means of a mortgage or by debentures or debenture stock of any company or partly in one mode and partly in another, and generally on such terms as the Company may determine and to hold, deal with or dispose of any consideration so received.

(K)                               To issue, place, underwrite, or guarantee the subscription of, or concur or assist in the issuing or placing, underwriting, or guaranteeing the subscription of shares, notes, debentures, debenture stock, bonds, stock and securities of any company at such times and upon such terms and conditions as to remuneration and otherwise as may be agreed upon.

(L)                                 To borrow or raise money upon such terms and on such security as the Company may consider expedient and in particular by the issue or deposit of notes, debentures or debenture stock (whether perpetual or not) and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital.

(M)                            To stand surety for or to guarantee support or secure the performance of all or any of the obligations of any person, firm or company whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by both such methods; and, in particular but without limiting the generality of the foregoing, to guarantee, support or secure whether by personal covenant or by any such mortgage, charge or lien or by both such methods the performance of all or any of the obligations (including the repayment or payment of the principal and premium of and interest on any securities) of any company which is for the time being the Company’s holding company (as defined by Section 154 of the Companies Act 1948) or another subsidiary (as defined by the said Section) of any such holding company.

(N)                               To invest and deal with the moneys of the Company not immediately required for the purposes of its business in or upon such investments and securities (including land of any tenure in any part of the world) and in such manner as may from time to time be considered expedient and to dispose of or vary any such investments or securities.

(O)                               To lend money or give credit to such persons, firms or companies and on such terms as may be considered expedient and to receive money on deposit or loan from any person, firm or company.

(P)                                 To enter into any arrangement with any government or other authority, international, supreme, municipal, local or otherwise, and to obtain from any such government or authority all rights, concessions and privileges which may seem conducive to the Company’s objects or any of them or to obtain or to endeavour to obtain any provisional order of the Department of Trade and Industry, or any Act or Acts of Parliament for the purposes of the Company or any other company.

(Q)                               To enter into partnership or into any arrangement for joint working in business or for sharing profits or to amalgamate with any person, firm or company carrying on or proposing to carry on any business which the Company is authorised to carry on or any business or transaction which the Company may consider to be capable of being conducted so as directly or indirectly to benefit the Company.

(R)                                To grant pensions, allowances, gratuities and bonuses to the officers, ex-officers (including Directors and ex-Directors), employees or ex-employees of the Company or of any subsidiary, allied or associated company or of the predecessors in business of all or any of them or the families, dependants or connections of such persons, and to make payments towards insurance and to establish or support or aid in the establishment and support of associations, institutions, clubs, funds, trusts and schemes which the Company may consider to be calculated to benefit such persons.

(S)                                 To subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any useful object of a public or general nature.

(T)                                To undertake and execute any trusts the undertaking whereof may seem desirable, and either gratuitously or otherwise.

(U)                               To sell, exchange, lease, dispose of, turn to account or otherwise deal with the whole or any part of the undertaking of the Company for such consideration as may be considered expedient.

(V)                                To promote, finance or assist any other company for the purpose of acquiring all or any part of the property rights and liabilities of the Company or for any other purpose which may seem calculated to benefit the Company directly or indirectly.

(W)                           To remunerate in such manner as the Company may consider expedient any person, firm or company rendering services to the Company or in or about its formation or promotion.

(X)                               To draw, make, accept, endorse, discount, negotiate, execute and issue promissory notes, bills of exchange, bills of lading, script, warrants and other transferable or negotiable instruments.

(Y)                                To distribute among the Members in specie any property of the Company, or any proceeds of sale or disposition of any property of the Company, and for such purpose to distinguish and separate capital from profits, but so that no distribution amounting to a reduction of capital shall be made except with the sanction (if any) for the time being required by law.

(Z)                                To procure the Company to be registered in any country or place outside Great Britain.

(AA)                    To do all or any of the above things in any part of the world either alone or in conjunction with others and either as principals, agents, contractors, trustees or otherwise and either by or through agents, sub-contractors, trustees or otherwise.

(BB)                        To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

(CC)                        To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company, or which the Company shall consider to be in the nature of preliminary expenses including therein the cost of advertising, commissions for underwriting, brokerage, printing and stationery, and the legal and other expenses of the promoters.

It is hereby declared that where the context so admits the word “company” in this clause shall be deemed to include any partnership or other body of persons whether or not incorporated and, if incorporated, whether or not a company within the meaning of the Companies Act 1948 and that the objects specified in each of the sub-clauses of this clause shall be regarded as independent objects and accordingly shall in no wise be limited or restricted (except where otherwise expressed therein) by reference from the terms of any other sub-clause or the name of the Company but may be carried out in as full and ample a manner and construed in as wide sense as if each defined the objects of a separate and distinct company. The liability of the Members is limited.

4.                                       The liability of the Members is limited.

5.                                       The share capital of the Company is £100 divided into 100 shares of £1 each.

6.                                       The shares in the original or any increased capital of the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Company may from time to time determine.  Subject to the provisions of Section 72 of the Companies Act 1948, the rights and privileges attached to any of the shares of the Company may be modified, varied, abrogated or dealt with in accordance with the provisions for the time being of the Company’s Articles of Association.